Exhibit 21.1

List of Subsidiaries of Marin Software Incorporated as of December 31, 2015

Wholly-Owned Subsidiary	Jurisdiction
Marin Software Irish Holding Limited	Ireland
Marin Software Limited	Ireland
Marin Software Limited (United Kingdom)	United Kingdom
Marin Software GmbH	Germany
Marin Software SARL	France
Marin Software K.K.	Japan
Marin Software Pte. Ltd.	Singapore
Marin Software Pty Ltd.	Australia
Marin Software (Shanghai) Co., Ltd.	People’s Republic of China
NowSpots, Inc.	United States of America
SocialMoov S.A.S.	France
SocialMoov Limited	United Kingdom